UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

——————

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

SILVERSTAR MINING CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-140299	98-0425627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 East 82nd Street, Suite 16D New York, NY  10028

(Address of principal executive offices (Zip Code)

November 30, 2011

Date of Report (Date of earliest event reported)

(917)531-2856

Registrant’s telephone number, including area code

CAVEAT PERTAINING TO FORWARD LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Registrant is detailed from time to time in the Registrant’s reports filed with the Commission. This report contains “forward looking statements” relating to the Registrant’s current expectations and beliefs. These include statements concerning operations, performance, financial condition and anticipated growth. For this purpose, any statements contained in this Form 8-K that are not statements of historical fact are forward-looking statements. Without limiting the generality of the foregoing, words such as “may”, “will”, “expect”, “believe”, “anticipate”, “intend”, “could”, “estimate”, or “continue”, or the negative or other variation thereof or comparable terminology are intended to identify forward- looking statements. These statements by their nature involve substantial risks and uncertainties which are beyond the Registrant’s control. Should one or more of these risks or uncertainties materialize or should the Registrant’s underlying assumptions prove incorrect, actual outcomes and results could differ materially from those indicated in the forward looking statements.

Section 3 – Securities and Trading Markets

Item 3.02  Unregistered Sales of Equity Securities

On November 29, 2011 the Company’s Board of Directors approved the sale of  125,000 units of the Company’s securities to Larry Frick.  The Units were offered at a price of  $0.40 per unit for a total investment of $50,000.  Each unit consisted of one share of common stock and one common stock purchase warrant.  The warrants are exercisable at  $0.70 per share.  The warrant term  is two years.  The warrant(s)   cannot be exercised for a period of six months following the date of issuance.

The Company relied upon the exemptive provisions of Section 4(2) of the Securities Act in issuing the securities.

With the issuance of the 125,000 shares of common stock, the Company will have 167,669 shares of common stock issued and outstanding.  As a result, Mr. Frick will be our principal shareholder own approximately 75%  of the Company’s issued and outstanding shares of common stock.

Since 1992, Mr. Frick has served as the chief executive officer and president of Frick Aviation Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.  Dated this 30th day of November  2011.

/s/ Neil Kleinman
Neil Kleinman
Chief Executive Officer and Director